Filed pursuant to Rule 424(b)(3)
SEC File No. 333-270478

PROSPECTUS SUPPLEMENT NO.3
(to Prospectus dated April 1, 2024)

Sol-Gel Technologies Ltd.

6,560,000 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of May 5, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-270478). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbols “SLGL.” On August 16, 2024, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $0.43 per ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K/A

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
Under the Securities Exchange Act of 1934

For the month of August 2024

Commission File Number 001-38367

SOL-GEL TECHNOLOGIES LTD.
(Translation of registrant’s name into English)

7 Golda Meir Street
Ness Ziona 7403650, Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒           Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Explanatory Note

Sol-Gel Technologies Ltd. (the “Company”) is amending its Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (the “Commission”) on August 16, 2024 (the “Original Form 6-K”) solely to (i) revise Exhibit 99.1 of the Original 6-K to correct typographical errors; and

(ii) revise the incorporation by reference language included in the Explanatory Note of the Form 6-K. Other than as set forth below, the information contained in the Original Form 6-K remains unchanged.

The press release attached hereto as Exhibit 99.1 was reissued on August 17, 2024 to correct typographical errors.

The incorporation by reference paragraph in the Original Form 6-K is hereby amended and restated as follows:

Exhibit 99.1	Press release dated August 17, 2024 (reissued)

Exhibit 99.2	Unaudited condensed consolidated financial statements as of June 30, 2024 and for the three and six months then ended.

Exhibit 99.1 (other than the paragraph immediately preceding the heading “Financial Results for the Second Quarter 2024”) and 99.2 are hereby incorporated by reference into the Company's Registration Statements on Form S-8 (Registration Nos. 333-223915 and 333-270477) and its Registration Statement on Form F-3 (Registration No 333-264190).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOL-GEL TECHNOLOGIES LTD.

Date: August 19, 2024	By:	/s/ Eyal Ben-Or
Eyal Ben-Or
Chief Financial Officer

3

Exhibit 99.1

Sol-Gel Reports Second Quarter 2024 Financial
Results and Provides Corporate Updates

•	Following recent transactions and cost-cutting efforts, Sol-Gel’s cash runway is expected to extend into the first quarter of 2026

•	Ongoing Phase 3 clinical trial of SGT-610 for Gorlin Syndrome with over 30 clinical sites activated; Top-line results are expected by the second quarter of 2026

•	SGT-210 proof-of-concept study in patients suffering from Darier disease, a significant unmet medical need in dermatology, is ongoing

•	Sol-Gel sells its rights in the Abbreviated New Drug Application (ANDA) drug product generic to Zoryve® Cream (roflumilast cream 0.3%)

•
Following management realignment, Mr. Mori Arkin, the Company’s executive chairman and controlling shareholder to be appointed as Company’s interim CEO as of January 1, 2025, subject to shareholders approval

•	Sol-Gel recently signed license agreements with respect to TWYNEO and EPSOLAY in Europe and South Africa and is negotiating additional license deals in Latin America and other territories

NESS ZIONA, Israel, August 17, 2024 (GLOBE NEWSWIRE) - Sol-Gel Technologies, Ltd. (NASDAQ: SLGL), a dermatology company, pioneering treatments for patients with severe skin conditions, conducting a Phase 3 clinical trial of SGT-610 (patidegib gel, 2%) for Gorlin syndrome, and with two approved large-category dermatology products, TWYNEO® and EPSOLAY®, today announced financial results for the second quarter ended June 30, 2024, and provided a corporate update.

Q2 2024 and Recent Corporate Developments

•
On August 15, 2024, Sol-Gel signed a new agreement with Padagis, which replaces the parties’ prior collaborative agreement for the development and commercialization of a drug product generic to Zoryve® Cream (roflumilast cream 0.3%). Under this new agreement, Sol-Gel is to unconditionally receive quarterly payments which will be paid over 24 months and low single digit royalties from gross profits from sales of roflumilast cream for a period of five years, in lieu of its 50% share in future gross profits from such sales. In addition, Sol-Gel will cease paying any outstanding and future costs related to this prior collaborative agreement. The amount to be received by Padagis together with the elimination of future expected expenses related to this asset is expected to enhance our cash position by approximately $6 million. Recognizing that TWYNEO and EPSOLAY have a significant commercial potential also outside the U.S., during July 2024, Sol-Gel has successfully signed six initial license agreements with key partners covering most European countries and South Africa. Sol-Gel expects to sign additional agreements covering the majority of Latin American countries, Australia, New Zealand, South Korea, Spain, Italy and Portugal. These already signed agreements together with agreements we anticipate to sign in the future, are expected to provide upfront and regulatory milestone payments of up to $3.7 million, which we expect to utilize on adapting TWYNEO and EPSOLAY to the regulatory requirements of these new territories. Based on the forecasts received from Sol-Gel’s current and potential partners, Sol-Gel expects that TWYNEO and EPSOLAY will launch in the majority of these new territories in 2027 and 2026 respectively, and following launch these transactions are anticipated to provide Sol-Gel with an annual royalty revenue stream starting with approximately $1 million to $2 million in 2026 and growing gradually to approximately up to $10 million for the year 2030 and further.

•
The Phase 3 study in Sol-Gel’s key asset SGT-610 in approximately 140 subjects (with 100 subjects required to complete the Study), at about 42 experienced clinical centers is ongoing. To date, Sol-Gel has signed agreements with 39 centers in multiple countries, including the U.S., Germany, Italy, France, and the UK, and approximately 29 of these enters have been activated. Top line results are anticipated in Q2 2026. SGT-610 is a topically applied patidegib, a hedgehog signaling pathway blocker 2% gel If approved, SGT-610 is expected to be the first approved product for the prevention of new BCC lesions in Gorlin syndrome patients and is targeting a market exceeding $300 million annually.

•
Sol-Gel’s proof-of-concept study for SGT-210 (topical erlotinib) in patients with Darier disease is ongoing. Darier disease is a significant unmet medical need, with a market potential estimated between $200 million to $300 million. If we successfully complete this proof-of-concept study and  the required pre-clinical studies, we anticipate filing for a Phase 2 IND in Q2 2025. SGT-210 is currently being used in a compassionate use treatment of a pediatric patient suffering from a rare disease, and given the preliminary highly encouraging response, we are cautiously optimistic about the potential for success in other viable keratoderma indications, recognizing that further research and clinical studies are necessary to validate any broader applications of our therapy.

•
Subject to shareholder approval, Mr. Arkin, the Company’s Executive Chairman and controlling shareholder, who has several decades of experience in leading positions in the pharmaceutical industry and in the dermatological space in particular, will assume the role of interim CEO as of January 1, 2025. During his tenure as interim CEO, Mr. Arkin plans to transition away from the majority of his other business activities in order to dedicate himself to his new full-time position as interim CEO of the Company. Mr. Arkin will not be entitled to any compensation for assuming this position. On July 15, 2024, Sol-Gel announced management realignment whereby pending shareholder approval our CEO Dr. Alon Seri-Levy will step down as CEO and Board Member, effective December 31, 2024, and will then continue to serve the Company as a consultant to our new CEO and management team for at least one year.

•
Effective July 12, 2024, Mr. Eyal Ben-Or, the Company's previous Director of Finance, assumed the role of Chief Financial Officer (CFO). Prior to his employment in Sol-Gel Mr. Ben-Or worked at Mobileye and KPMG Israel. Mr. Ben-Or, is a certified public accountant, holds an MBA and a BA in accounting from the College of Management in Israel. Mr. Ben-Or replaces the Company’s previous CFO, Mr. Gilad Mamlok, who will facilitate the transition through December 31, 2024.

Mr. Mori Arkin, Executive Chairman of Sol-Gel, stated: "We are encouraged by Sol-Gel’s financial results for the second quarter of 2024 and our ability to extend our cash runway into the first quarter of 2026. We will continue to explore opportunities for non-dilutive funding to potentially further extend our runway through topline results. In our pipeline, we continue to conduct the pivotal Phase 3 clinical trial of SGT-610 for preventing new basal cell carcinomas in Gorlin Syndrome patients, targeting a market exceeding $300 million, with top line results anticipated in the second quarter of 2026 along with our proof-of-concept study for SGT-210 (topical erlotinib) in Darier disease patients targeting a market of between $200 million to $300 million. These two rare disease projects reflect the huge growth potential of a company of our size. The Sol-Gel management team and I are committed to spare no effort to realize this potential".

Financial Results for the Second Quarter 2024

Total revenue in the second quarter was $5.4 million, which primarily consisted of licensing revenue from Beimei, Galderma and Searchlight, compared to $0.6 million revenues for the same period in 2023.

Research and development expenses were $2.4 million compared to $5.3 million for the same period in 2023. The decrease of $2.9 million was primarily attributed to a decrease of $0.7 million in manufacturing expenses related to TWYNEO, a decrease of $0.7 million in clinical development expenses related to a generic product candidate, a decrease of $0.5 million in payroll expenses due to the adoption of cost saving measures initiated during the third quarter of 2023, a decrease of $0.5 million related to R&D expenses, a decrease of $0.3 million in clinical trial expenses related to SGT-610 and a decrease of $0.2 million in clinical expenses related to SGT-210.

General and administrative expenses were $1.4 million compared to $1.8 million for the same period in 2023. The decrease of $0.4 million was mainly attributed to a decrease in professional expenses.

Sol-Gel reported a net income of $1.9 million for the second quarter of 2024 and earnings of $0.07 per basic and diluted share, compared to a net loss of $6.0 million and a loss of $0.22 per basic and diluted share for the same period in 2023.

As of June 30, 2024, Sol-Gel had $15.6 million in cash, cash equivalents, and deposits and $14.9 million in marketable securities for a total balance of $30.5 million. The Company expects its cash resources to fund cash requirements into the first quarter of 2026.

About TWYNEO and EPSOLAY

TWYNEO is a topical cream containing a fixed-dose combination of tretinoin, 0.1%, and benzoyl peroxide, 3%, cream for the treatment of acne vulgaris in adults and pediatric patients 9 years of age and older. TWYNEO is the first acne treatment that contains a fixed-dose combination of benzoyl peroxide and tretinoin. Tretinoin and benzoyl peroxide are widely prescribed separately for acne vulgaris; however, benzoyl peroxide causes degradation of the tretinoin molecule, thereby potentially reducing its effectiveness if used at the same time or combined in the same formulation. TWYNEO uses silica (silicon dioxide) core shell structures to separately micro-encapsulate tretinoin crystals and benzoyl peroxide crystals enabling inclusion of the two active ingredients in the cream.

EPSOLAY is a topical cream containing benzoyl peroxide (BPO), 5%, for the treatment of bumps and blemishes (inflammatory lesions) of rosacea in adults. EPSOLAY utilizes a proprietary, patented technology to encapsulate BPO within silica-based microcapsules to create a barrier between the medication and the skin. The silica-based shell is designed to slowly release BPO over time to provide a tolerable and effective treatment.

About Gorlin Syndrome and SGT-610

SGT-610, a hedgehog signaling pathway blocker, has the potential to be the first ever treatment for prevention of BCCs in Gorlin syndrome patients, if approved. Gorlin syndrome, an autosomal dominant genetic disorder affecting approximately 1 in 27,000-31,000 people in the U.S., is mostly caused by inheritance of one defective copy of the tumor suppressor patched homolog 1 (PTCH1) gene. Normally, the PTCH1 gene blocks the smoothened, frizzle class receptor (SMO) gene, turning off the hedgehog signaling pathway when it is not needed. Mutations in the PTCH1 gene may cause a loss of PTCH1 function, release of SMO, and may allow BCC tumor cells to divide uncontrollably. Patidegib, the active substance in SGT-610, is designed to block the SMO signal, thus, allowing cells to function normally and reducing the production of new tumors.

About Darier Disease and SGT-210

SGT-210 is a topical erlotinib drug candidate that is formulated for the treatment of Darier Disease and other hyperkeratosis-related indications. Erlotinib is a tyrosine kinase receptor inhibitor that acts on the epidermal growth factor receptor, a protein present on cell surfaces that plays a key role in promoting cell growth and division. Darier Disease is a rare, genetic keratinization disorder which is classically characterized scaly crusted papules in a seborrheic distribution and in skin folds.

About Sol-Gel Technologies

Sol-Gel Technologies, Ltd. is a dermatology company focused on identifying, developing and commercializing or partnering drug products to treat skin diseases. Sol-Gel developed TWYNEO which is approved by the FDA for the treatment of acne vulgaris in adults and pediatric patients nine years of age and older; and EPSOLAY, which is approved by the FDA for the treatment of inflammatory lesions of rosacea in adults.

The Company’s pipeline also includes Phase 3 clinical trial of Orphan and breakthrough drug candidate SGT-610, which is a new topical hedgehog inhibitor being developed to prevent the new basal cell carcinoma lesions in patients with Gorlin syndrome that is expected to have an improved safety profile compared to oral hedgehog inhibitors as well as topical drug candidate SGT-210 under investigation for the treatment of rare hyper keratinization disorders.

For additional information, please visit our new website:  www.sol-gel.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to the amounts to be received under our current and future licensing agreements and our agreement with Padagis with respect to the generic drug product to Zoryve® Cream (roflumilast cream, 0.3%), the out-licensing Twyneo and Epsolay in additional territories, our expected cash runway, the expected royalties amounts to be received from Galderma, the potential of Sol-Gel’s assets including Twyneo, Epsolay, SGT-610, and SGT-210, the timeline for advancing SGT-610 and SGT-210, and the size of SGT-610’s market.  In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s current expectations and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to enter into further collaborations, lower than anticipated annual revenue income from new collaborations, a delay in the timing of our clinical trials, the success of our clinical trials, and an increase in our anticipated costs and expenses, as well as the following factors: (i) the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives; (ii) our ability to complete the development of our product candidates; (iii) our ability to find suitable co-development partners; (iv) our ability to obtain and maintain regulatory approvals for our product candidates in our target markets, the potential delay in receiving such regulatory approvals and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained; (v) our collaborators’ ability to commercialize our pharmaceutical product candidates; (vi) our ability to obtain and maintain adequate protection of our intellectual property; (vii) our collaborators’ ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost; (viii) our collaborators’ ability to establish adequate sales, marketing and distribution channels; (ix) acceptance of our product candidates by healthcare professionals and patients; (x) the possibility that we may face third-party claims of intellectual property infringement; (xi) the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products; (xii) intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do; (xiii) potential product liability claims; (xiv) potential adverse federal, state and local government regulation in the United States, China, Europe or Israel; and (xv) loss or retirement of key executives and research scientists; (xvi) general market, political and economic conditions in the countries in which the Company operates; and,  (xvii) the current war between Israel and Hamas and any deterioration of the war in Israel into a broader regional conflict involving Israel with other parties. These factors and other important factors discussed in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 13, 2024, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required by law, we undertake no obligation to update any forward-looking statements in this press release.

Sol-Gel Contact:
Eyal Ben-Or
Chief Financial Officer
info@sol-gel.com
+972-8-9313429

Source: Sol-Gel Technologies Ltd.

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	December 31,	June 30,
	2023	2024
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$7,513	$11,549
Bank deposits	10,012	4,012
Marketable securities	20,471	14,912
Accounts receivables	377	6,059
Prepaid expenses and other current assets	2,794	1,750
TOTAL CURRENT ASSETS	41,167	38,282

NON-CURRENT ASSETS:
Restricted long-term deposits and cash equivalents	1,284	1,273
Property and equipment, net	434	305
Operating lease right-of-use assets	1,721	1,507
Other long-term assets	55	34
Funds in respect of employee rights upon retirement	626	604
TOTAL NON-CURRENT ASSETS	4,120	3,723
TOTAL ASSETS	$45,287	$42,005
Liabilities and shareholders' equity
CURRENT LIABILITIES:
Accounts payable	$154	$679
Other accounts payable	3,921	4,147
Current maturities of operating leases	447	376
TOTAL CURRENT LIABILITIES	4,522	5,202

LONG-TERM LIABILITIES
Operating leases liabilities	1,206	1,018
Liability for employee rights upon retirement	915	883
TOTAL LONG-TERM LIABILITIES	2,121	1,901
TOTAL LIABILITIES	6,643	7,103

SHAREHOLDERS' EQUITY:
Ordinary Shares, NIS 0.1 par value – authorized: 50,000,000 as of December 31, 2023 and June 30, 2024; issued and outstanding: 27,857,620 as of December 31, 2023 and June 30, 2024.	774	774
Additional paid-in capital	258,173	258,799
Accumulated deficit	(220,303)	(224,671)
TOTAL SHAREHOLDERS' EQUITY	38,644	34,902
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$45,287	$42,005

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Six months ended June 30		Three months ended June 30
	2023	2024	2023	2024
REVENUE	$894	$5,899	$594	$5,433
RESEARCH AND DEVELOPMENT EXPENSES	14,698	7,783	5,312	2,438
GENERAL AND ADMINISTRATIVE EXPENSES	3,786	3,203	1,809	1,371
OPERATING INCOME (LOSS)	$(17,590)	$(5,087)	$(6,527)	$1,624
FINANCIAL INCOME, net	899	719	557	352
NET INCOME (LOSS) FOR THE PERIOD	$(16,691)	$(4,368)	$(5,970)	$1,976
BASIC AND DILUTED EARNINGS (LOSS) PER ORDINARY SHARE	$(0.63)	$(0.16)	$(0.22)	$0.07
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	26,306,484	27,857,620	27,660,326	27,857,620

Exhibit 99.2

SOL-GEL TECHNOLOGIES LTD.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2024

SOL-GEL TECHNOLOGIES LTD.

UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2024

_______________________________
_____________________________________________
_______________________________

The amounts are stated in U.S. dollars in thousands, except share and per share data

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	December 31,	June 30,
	2023	2024
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$7,513	$11,549
Bank deposits	10,012	4,012
Marketable securities	20,471	14,912
Accounts receivables	377	6,059
Prepaid expenses and other current assets	2,794	1,750
TOTAL CURRENT ASSETS	41,167	38,282

NON-CURRENT ASSETS:
Restricted long-term deposits and cash equivalents	1,284	1,273
Property and equipment, net	434	305
Operating lease right-of-use assets	1,721	1,507
Other long-term assets	55	34
Funds in respect of employee rights upon retirement	626	604
TOTAL NON-CURRENT ASSETS	4,120	3,723
TOTAL ASSETS	$45,287	$42,005
Liabilities and shareholders' equity
CURRENT LIABILITIES:
Accounts payable	$154	$679
Other accounts payable	3,921	4,147
Current maturities of operating leases	447	376
TOTAL CURRENT LIABILITIES	4,522	5,202

LONG-TERM LIABILITIES
Operating leases liabilities	1,206	1,018
Liability for employee rights upon retirement	915	883
TOTAL LONG-TERM LIABILITIES	2,121	1,901
TOTAL LIABILITIES	6,643	7,103

SHAREHOLDERS' EQUITY:
Ordinary Shares, NIS 0.1 par value – authorized: 50,000,000 as of December 31, 2023 and June 30, 2024; issued and outstanding: 27,857,620 as of December 31, 2023 and June 30, 2024.	774	774
Additional paid-in capital	258,173	258,799
Accumulated deficit	(220,303)	(224,671)
TOTAL SHAREHOLDERS' EQUITY	38,644	34,902
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$45,287	$42,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Six months ended June 30		Three months ended June 30
	2023	2024	2023	2024
REVENUE	$894	$5,899	$594	$5,433
RESEARCH AND DEVELOPMENT EXPENSES	14,698	7,783	5,312	2,438
GENERAL AND ADMINISTRATIVE EXPENSES	3,786	3,203	1,809	1,371
OPERATING INCOME (LOSS)	$(17,590)	$(5,087)	$(6,527)	$1,624
FINANCIAL INCOME, net	899	719	557	352
NET INCOME (LOSS) FOR THE PERIOD	$(16,691)	$(4,368)	$(5,970)	$1,976
BASIC AND DILUTED EARNINGS (LOSS) PER ORDINARY SHARE	$(0.63)	$(0.16)	$(0.22)	$0.07
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	26,306,484	27,857,620	27,660,326	27,857,620

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	Amounts	Amounts
BALANCE AS OF JANUARY 1, 2023	23,129,469	638	234,640	(193,065)	42,213
CHANGES DURING THE SIX MONTHS ENDED JUNE 30, 2023:
Loss for the period				(16,691)	(16,691)
Issuance of shares and warrants through public offering, net of issuance costs	2,560,000	74	11,468		11,542
Issuance of shares and warrants through private placement from the controlling shareholder	2,000,000	56	9,944		10,000
Exercise of options	116,485	3	177		180
Share-based compensation			1,052		1,052
BALANCE AT JUNE 30, 2023	27,805,954	771	257,281	(209,756)	48,296

BALANCE AS OF JANUARY 1, 2024	27,857,620	774	258,173	(220,303)	38,644
CHANGES DURING THE SIX MONTHS ENDED JUNE 30, 2024:
Loss for the period	-	-		(4,368)	(4,368)
Share-based compensation	-	-	626		626
BALANCE AT JUNE 30, 2024	27,857,620	774	258,799	(224,671)	34,902

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	Amounts	Amounts
BALANCE AS OF APRIL 1, 2023	25,702,237	712	246,678	(203,786)	43,604
CHANGES DURING THE THREE MONTHS ENDED JUNE 30, 2023:
Loss for the period				(5,970)	(5,970)
Issuance of shares and warrants through private placement from the controlling shareholder	2,000,000	56	9,944		10,000
Exercise of options	103,717	3	161		164
Share-based compensation			498		498
BALANCE AT JUNE 30, 2023	27,805,954	771	257,281	(209,756)	48,296

BALANCE AS OF APRIL 1, 2024	27,857,620	774	258,524	(226,647)	32,651
CHANGES DURING THE THREE MONTHS ENDED JUNE 30, 2024:
Income for the period	-	-		1,976	1,976
Share-based compensation	-	-	275		275
BALANCE AT JUNE 30, 2024	27,857,620	774	258,799	(224,671)	34,902

* less than $1 thousand.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SOL-GEL TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	Six months ended June 30
	2023	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	$(16,691)	$(4,368)
Adjustments required to reconcile loss to net cash used in operating activities:
Depreciation	185	125
Changes in accrued liability for employee rights upon retirement, net	9	(10)
Share-based compensation expenses	1,052	626
Financial expenses (income), net	(1)	(2)
Net changes in operating leases	(36)	(45)
Changes in fair value of marketable securities	(66)	(87)
Changes in operating asset and liabilities:
Receivables from collaborative and licensing arrangements	5,653	-
Accounts receivables	-	(5,682)
Prepaid expenses and other current assets	(1,063)	1,065
Accounts payable, accrued expenses and other	2,623	751
Net cash used in operating activities	(8,335)	(7,627)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(94)	-
Proceeds from sale of property and equipment	-	4
Investment in marketable securities	(17,114)	-
Proceeds from sales and maturity of marketable securities	7,995	5,646
Short-term deposits	(1,000)	6,000
Long-term deposits	12	821
Net cash provided by (used in) investing activities	(10,201)	12,471
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	180	-
Proceeds from issuance of shares and warrants through placement from the controlling shareholder	10,000	-
Proceeds from issuance of shares and warrants through public offering, net of issuance costs	11,542	-
Net cash provided by financing activities	21,722	-
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	1	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS	3,187	4,846
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	13,598	7,863
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$16,785	$12,709
Cash and Cash equivalents	15,618	11,549
Restricted cash	1,167	1,160
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH SHOWN IN STATEMENT OF CASH FLOWS	16,785	12,709
SUPPLEMENTARY DISCLOSURE OF NON-CASH ACTIVITIES:
Recognition of new operating lease ROU and liabilities	$190	-
SUPPLEMENTARY INFORMATION:
Interest received	$590	$1,121

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

Sol-Gel Technologies Ltd. (collectively with its U.S. subsidiary, the Company) is an Israeli Company incorporated in 1997.

The Company is an innovative dermatology company with a successful track record of two NDA approvals and advanced orphan drugs pipeline. The Company has two approved drugs: (i) Twyneo®, which was developed for the treatment of acne vulgaris and received marketing authorization by the U.S. Food and Durg Administration (the "FDA") on July 27, 2021 and (ii) Epsolay®, a treatment for subtype II rosacea that received marketing authorization by the FDA on April 25, 2022.  In June 2021, the Company entered into two exclusive license agreements with Galderma for the commercialization of Twyneo® and Epsolay® in the United States, see Note 6a. On April 14, 2022, the Company announced that Twyneo® is available for purchase by consumers who obtain a prescription from their physician. On June 2, 2022, the Company announced that Epsolay® is available for purchase by consumers who obtain a prescription from their physician. In addition to the novel products, the Company’s products included the approved generic products Acyclovir, Ivermectin and other generic product candidates.  In November 2021, the Company entered into an agreement with Padagis, to sell its rights in relation to ten generic collaborative agreements between the parties, including the agreements for the two aforementioned approved generic drug products. Under the new agreement, the Company has retained collaboration rights to two generic programs related to four generic drug candidates, see note 5c.

On January 27, 2023 the Company entered into an asset purchase agreement ("APA") with PellePharm, Inc. (hereafter-“PellePharm”), pursuant to which the Company agreed to purchase all of the assets related to the topically-applied patidegib, a hedgehog signaling pathway blocker, for the treatment of Gorlin syndrome (such compound designated as investigational compound SGT-610). On January 30, 2023, upon closing of the transaction, the Company paid an upfront payment (hereafter- "upfront payment") of $4 million to PellePharm. The Company is required to pay an additional amount of $0.7 million, subject to the terms as defined in the APA, 15 months from the closing date. In addition, the Company will be required to pay total development and NDA acceptance milestones of up to $6 million, and up to $64 million in commercial milestones which amount increases to $89 million when sales exceed $500 million as well as single digit royalties which increase to double digit royalties when sales exceed $500 million. During March 2024 the first developement milestone event has completed and the Company recorded an amount of $500 as clinical expenses.

The upfront payment and the additional development milestone payments under the APA represent payments for research and development in-process ("IPR&D") acquired as part of an asset purchase, which has not reached technological feasibility and has no alternative future use. Accordingly, such payments were expensed as incurred and recognized as research and development expenses.

On May 15, 2024, the Company and Shenzhen Beimei Pharmaceutical Co. Ltd. ("Beimei"), entered into an asset purchase agreement, For further details, see Note 6c.

The Company has a wholly owned U.S. subsidiary - Sol-Gel Technologies Inc. (the "Subsidiary"). The Subsidiary supports the Company with regards to marketing, regulatory affairs and business development relating to its products and technology in the U.S.

In October 2023, Hamas terrorists infiltrated Israel’s southern border and launched a series of attacks against Israel. Following these attacks, Israel’s security cabinet declared war against Hamas and initiated a military campaign. As of the issuance date of this report, there was no material impact on the Company's ongoing operations in Israel. The Company continues to monitor its ongoing activities and will make any needed adjustments to ensure continuity of its business, while supporting the safety and well-being of its employee

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 1 – NATURE OF OPERATIONS (continued):

Risk and Uncertainties

Since incorporation through June 30, 2024, the Company has an accumulated deficit of $224,671 and its activities have been funded mainly by its shareholders, collaboration revenues and license agreements, see also Notes 5 and 6. The Company expects to continue to incur significant research and development and other costs related to its ongoing operations.

Management expects that the Company's cash and cash equivalents, deposits and marketable securities as of June 30, 2024 will allow the Company to fund its operating plan through at least the next 12 months from the financial statement issuance date.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

a.
Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial statements.  Accordingly, they do not include all of the information and notes required by U.S. GAAP for annual financial statements.  In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, which include normal recurring adjustments, necessary for a fair statement of the Company’s consolidated financial position as of June 30, 2024, the consolidated results of operations and the statements of changes in shareholders' equity for the six month periods ended June 30, 2024 and 2023 and the statements of cash flows for the six month period ended June 30, 2024 and 2023.

The consolidated results for the six month period ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2023. The comparative balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all disclosures required by U.S. GAAP.

Earnings (Loss) per share

Basic earnings (loss) per share is computed on the basis of the net earnings (loss) for the period divided by the weighted average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is based upon the weighted average number of ordinary shares and of potential ordinary shares outstanding when dilutive. Potential ordinary shares include outstanding stock options and warrants, which are included under the treasury stock method when dilutive.

The calculation of diluted earnings per share, does not include 6,501,769 options and warrants for the three months ended June 30, 2024 as they are out of the money and therefore, their effect would be anti-dilutive.

The calculation of diluted loss per share does not include 6,993,858 options and warrants for the six months ended June 30, 2024 and 5,961,999 and 7,120,463  options and warrants for the six and the three months ended June 30, 2023, respectively, because the effect would be anti-dilutive.

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued):

b.
Recently issued accounting pronouncements, not yet adopted

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting: Improvements to Reportable Segment Disclosures”. This guidance expands public entities’ segment disclosures primarily by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments are required to be applied retrospectively to all prior periods presented in an entity’s financial statements. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements and related disclosures.

NOTE 3 — MARKETABLE SECURITIES:

The following table sets forth the Company’s marketable securities for the indicated periods:

	December 31,	June 30,
	2023	2024
Level 2 securities:
U.S government and agency bonds	2,583	1,612
Other foreign government bonds	1,946	1,974
Corporate bonds*	15,942	11,326
Total	20,471	14,912

* Investments in Corporate bonds rated A or higher.

The Company elected the fair value option to measure and recognize its investments in debt securities in accordance with ASC 825, Financial Instruments as the Company manages its portfolio and evaluates the performance on a fair value basis.

The Company’s debt securities are classified within Level 2 because it uses quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair value.

The table below sets forth a summary of the changes in the fair value of the Company’s marketable securities for the indicated periods:

	Marketable securities
	For the year ended	For the six months
	December 31, 2023	ended June 30, 2024

Balance at beginning of the period	$8,678	$20,471
Additions	23,164	-
Sale or maturity	(11,807)	(5,646)
Changes in fair value during the period	436	87
Balance at end of the period	$20,471	$14,912

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 3 — MARKETABLE SECURITIES (continued):

As of June 30, 2024, the Company’s debt securities had the following maturity dates:

Market value
June 30,
2024
Due within one year	$14,912

The fair value of bank deposits approximates their carrying value, since they bear interest at rates close to the prevailing market rates. In addition, due to the short-term nature and/or low-risk nature of the Company's cash and cash equivalents, restricted cash equivalents, accounts receivable, accounts payable and other payables , their carrying amounts approximates their fair value

NOTE 4 —  REVENUE:

The following table sets forth the Company’s revenues for the indicated periods:
	Six months ended June 30		Three months ended June 30
	2023	2024	2023	2024
Royalties revenue	$514	$1,056	$214	$612
Sale of IP and license revenue	380	4,800	380	4,800
Support services	-	43	-	21
Total revenue	$894	$5,899	$594	$5,433

NOTE 5 – COLLABORATION AGREEMENTS:

a.
In 2007, the Company granted rights to a  third party for use and commercialization of a product for skin protection. Under this agreement, the Company is entitled to royalties during the years 2016 to 2024. Based on current sales, royalties are not material.

b.
In 2016 through 2020, the Company entered into several collaboration agreements mainly with one third party (the "Partner") for the development, manufacturing and commercialization of several product candidates (including an agreement assumed by the Company in August 2018, following the transfer of an in-process research and development product candidate from a related party).

c.
Under the agreements, the Partner is obligated to conduct regulatory, scientific, clinical and technical activities necessary to develop the products and prepare and file an abbreviated new drug application ("ANDA"), with the FDA and gain regulatory approval. The Company participates in the development of the product candidates, including participation in joint steering committees and is obligated for sourcing the active pharmaceutical ingredient (API) during the development phase.

Upon FDA approval, the Partner has exclusive rights and is required to use diligent efforts to commercialize these products in territories defined under the agreements, including all required sales, marketing and distributing activities associated with the agreements. The Company is entitled to a share of the Partner's gross profits related to the sale of the products, as such term is defined in each of the agreements.

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 5 – COLLABORATION AGREEMENTS (continued):

These Agreements are considered to be within the scope of ASC 808, as the parties are active participants and exposed to the risks and rewards of the collaborative activity. The Company recognizes collaboration revenues when the related sales occur.

In November 2021, the Company entered into a new agreement ("New Agreement") with the Partner, to sell its rights to the Partner in relation to ten generic collaborative agreements between the parties in consideration of $21,500 which was paid over 24 months. Under the New Agreement, the Company has retained collaboration rights to two generic programs related to four generic drug candidates, and is no longer entitled to receive its share in profit as detailed above.

In addition, the Company ceased paying any outstanding and future operational costs related to these collaborative agreements.

In August 15, 2024 the Company entered into a Termination Agreement with the Partner, For further details, see note 9.

NOTE 6 – AGREEMENTS:

a.
In June 2021, the Company entered into two exclusive license agreements with Galderma for the commercialization of two of the Company's most advanced investigational drug products (Twyneo® and Epsolay®) in the United States. The Company was entitled to amounts of up to $7.5 million per product in upfront payments and regulatory approval milestone payments assuming 2021 approval of each respective product. The Company is also eligible to receive tiered double-digit royalties ranging from mid-teen to high-teen percentage of net sales as well as up to $9 million in sales milestone payments.

According to the agreement, the Company has an option to regain commercialization rights five years following first commercialization.

On April 14, 2022, the Company announced that Twyneo® is available for purchase by consumers who obtain a prescription from their physician, See note 1.  On June 2, 2022, the Company announced that Epsolay® is available for purchase by consumers who obtain a prescription from their physician, See also note 1. The Company recognized $723 and $466 during the six-month periods ended June 30, 2024 and 2023, respectively, as royalty revenue in respect of the license agreement for both products.

b.
On June 6, 2023, the Company and Searchlight Pharma Inc. (“Searchlight”), a private Canadian specialty pharmaceutical company, signed on an exclusive license agreements for Twyneo® and Epsolay® for the Canadian market, over a fifteen-year term that is renewable for subsequent five-year periods. Searchlight will be responsible for obtaining and maintaining any regulatory approvals required to market and sell the drugs in Canada, with support from the Company.

Under the agreement, the Company will receive up to $11 million in upfront payments and regulatory and sales milestones for both drugs, combined. In addition, the Company will be entitled to royalty percentages of all Canadian net sales ranging from low-double-digits to high teens.

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 6 – AGREEMENTS (continued):

In June 2023, the Company received $500 as an upfront payment in connection with the license agreement and related support provided to Searchlight for obtaining the regulatory approval in the Canadian market. The Company is also required to support Searchlight during such period if needed based on agreed upon rates. The Company has identified two performance obligations in the license agreement as follows: (i) the license to market the products in Canada; and (ii) continuing support during the regulatory approval process.

For the six-month period ended June 30, 2024, the Company recognized a total amount of $42 for continuing support. The remaining outstanding contract liability in respect of the support services, is, as of June 30, 2024 $78 .

c.
On May 15, 2024, the Company and Beimei, a private Chinese company, signed an agreement for the purchase and license by Beimei of certain rights in the intellectual property ("IP") related to Twyneo, for the treatment of acne vulgaris, in the mainland of China, Hong Kong, Macau, Taiwan and Israel.

Under the terms of the agreement, Beimei will purchase and license from the Company the IP in these territories. The Company is also required to support Beimei to a certain extent during the period until obtaining regulatory approval. The Company may provide further support services to Beimei, if needed, based on agreed upon rates. In return, Sol-Gel is to receive payments of up to $10 million (including amounts contingent on achieving certain milestones) and up to $5 million as royalty payments on net sales.
The Company has identified multiple performance obligations  in the agreement. Revenue from sale and license of IP is recognized at a point in time, upon transfer of control over the license and the IP to Beimei. Support services are recognized over time as the services are performed.

For the six-month period ended June 30, 2024, the Company recognized revenue for a total amount of $4.8 million. This amount does not include variable consideration that was determined to be constrained (not probable that would not result in a significant reversal). In addition, the Company recorded $200 as a contract liability in respect of the support services.

In July 2024, the Company received $2 million as the first payment in connection with the agreement.

SOL-GEL TECHNOLOGIES LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (U.S. dollars in thousands, except share and per share data)

(Unaudited)
NOTE 7 – SHARE BASED COMPENSATION:

During the six months ended June 30, 2024, the Company granted 300,000 options to Directors as follows:

In January 2024, the board of directors approved and recommended the Company's shareholders to approve a grant of 300,000 options to the Company's Directors to purchase ordinary shares at an exercise price of $1.2 per share. The Company's shareholders approved the grant in February 28, 2024.

The options vest over a period of 3 years; one third of the options vest on the first anniversary of the vesting commencement date (as described in each agreement) and the rest vest quarterly over the following two years. The options expire on the tenth anniversary of their grant date.

The fair value of options granted in 2024 was $207. The underlying data used for computing the fair value of the options are as follows:

2024
Value of one ordinary share	$1.2
Dividend yield	0%
Expected volatility	72%
Risk-free interest rate	4.8%
Expected term	4 years

NOTE 8 – RELATED PARTIES:

a.	Related parties include the controlling shareholder and companies under his control, the board of directors and the executive officers of the Company.

b.	As to options granted to directors and executive officers, see note 7.

NOTE 9 – SUBSEQUENT EVENT

In August 15, 2024, the Company entered into a Termination Agreement ("the Agreement") with the Partner. The purpose of the Agreement is to terminate the Development, Manufacturing and Commercialization Agreement dated June 28, 2020, and to sell its rights to the Partner in relation to Roflumilast cream and Roflumilast foam. As consideration for the Agreement between the parties, the Partner will pay to the Company $4,250, which will paid in quarterly installments during 24 months. In addition, in the end of each quarter for five years as of the Launch Date (the date of first commercial sale of the Product in the Territory by the Partner or its Affiliates pursuant to the ANDA), the Partner shall pay Sol-Gel 2% royalties of the Partner’s Gross Profits for that Product.